Exhibit 99.1

News Announcement

CONTACT:
William J. Fair	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	JCIR
610/373-2400	212/835-8500 or penn@jcir.com

FOR IMMEDIATE RELEASE

PENN NATIONAL GAMING REPORTS RECORD

FOURTH QUARTER REVENUE OF $769.0 MILLION

Income from Operations of $56.2 Million and

Adjusted EBITDA After Master Lease Payments of $68.8 Million

Enactment of Tax Cuts and Jobs Act Results in Significant Recurring Free Cash Flow Benefit and Fourth Quarter Non-Cash Deferred Tax Asset Write-off of $257 Million

Establishes 2018 First Quarter and Full Year Guidance

WYOMISSING, PA (February 8, 2018) — Penn National Gaming, Inc. (PENN: Nasdaq) (“Penn National” or the “Company”) today announced financial results for the three months ended December 31, 2017 and established 2018 first quarter and full year guidance.

Timothy J. Wilmott, Chief Executive Officer, commented: “The fourth quarter concluded a successful and active year for Penn National, and it marked another period of consolidated positive revenue growth that exceeded both guidance and consensus estimates.  In addition, adjusted EBITDA after master lease payments of $68.8 million exceeded guidance by $2.0 million, before the impact of several largely non-operational items, principally the impact of higher cash-settled stock award expense, which rose significantly due to the increase in our stock price.

Transformative Transaction

“The fourth quarter of 2017 will likely be best remembered for the December 18, 2017 announcement of our agreement to acquire Pinnacle Entertainment, Inc. (“Pinnacle Entertainment”) in a cash and stock transaction valued at approximately $2.8 billion.  Following the closing of this transaction, which is expected to occur in the second half of 2018, Penn National will enjoy significantly greater operational scale and geographic diversity from a combined 41 properties in 20 jurisdictions, including 15 of the top 30 Metropolitan Statistical Areas in America.

“Financially, we expect the transaction to be immediately accretive to free cash flow per share, and that it will increase our annual revenue and adjusted EBITDA by over 60%, following the planned divestitures of four casinos to Boyd Gaming Corporation and the realization of approximately $100 million in synergies.  Following our initial integration discussions and recent visits to Pinnacle’s properties and their Las Vegas Service Center, we came away very impressed by their talented team members and are excited about combining the companies.  The visits also reinforced our confidence in achieving our revenue and cost synergy objectives.

“As a result of our ability to strategically fund the purchase consideration with a combination of equity, debt and asset sale proceeds, the transaction will result in only a modest near-term increase in our traditional net leverage ratio.  Importantly, the combined entity will generate significant free cash flow, which we initially intend to allocate to de-leveraging and other initiatives that we believe will enhance long-term shareholder value.  Based upon preliminary discussions with regulators, we remain on schedule to close the transaction in the second half of 2018.”

2017 Fourth Quarter Financial Highlights

•                  Net Revenues of $769.0 million exceeded guidance by $12.4 million, as all three of the company’s operating segments generated net revenue growth during the period;

•                  Income from Operations was $56.2 million;

•                  Adjusted EBITDA was $183.3 million, as the quarter was negatively impacted by $10.6 million of additional expense for our cash settled stock-based compensation awards due to the rise in our stock price from September 30, 2017.  Other impacts included transaction costs of $5.1 million from our pending acquisition of Pinnacle Entertainment and the impact to Tropicana Las Vegas related to the October shooting as well as the resolution of a significant legal claim and other costs;

•                  Adjusted EBITDA after Master Lease payments was $68.8 million.

Continued Improvements to Industry-Leading Margins

Mr. Wilmott continued, “Excluding certain non-operational items in the quarter, our consolidated fourth quarter 2017 Adjusted EBITDA margins increased to 26.8%, marking a 43 basis point improvement over the same quarter last year.  Notably, we remain well-positioned to leverage our expanding scale, purchasing power and distribution capabilities to drive further margin improvements through ongoing refinements in procurement, marketing and labor management.  Of note, our 2018 earnings guidance reflects the higher end of our previously disclosed margin improvement targets for the year.

Cash Flow Generation and Capital Allocation

“With Penn National’s solid fourth quarter operating cash flows, the Company reduced traditional net debt by over $80 million during the quarter. Our traditional net debt to total Adjusted EBITDA after Master Lease payments ratio declined to approximately 2.49x at December 31, 2017 from 2.95x at December 31, 2016. Our gross and net leverage inclusive of the Master Lease declined to 5.78x and 5.46x at December 31, 2017, respectively, from 5.87x and 5.60x at December 31, 2016, respectively, even after we allocated capital for our second quarter acquisition of certain Tunica assets with Gaming Leisure Properties, Inc. and approximately $25 million for share repurchases during the year.

“Last month, Penn National secured the first license to operate a Category 4 satellite casino in Pennsylvania pursuant to the Commonwealth’s gaming expansion law passed last October.  The license will allow us to operate a new casino in York County and is expected to generate incremental value for our shareholders while helping to protect the Company’s existing investment at Hollywood Casino at Penn National Race Course near Harrisburg.”

2017 Fourth Quarter Financial Statement Impacts

•                  Corporate overhead expenses increased by $15.0 million versus 2016, primarily due to cash-settled stock compensation charges of $9.2 million resulting from the appreciation in Penn National’s share price, higher acquisition and development costs for the Pinnacle transaction of $5.1 million and higher bonus accrual expense of $0.6 million due to the Company’s performance against its budget;

•                  Deferred tax asset write-off of $257.0 million due to the recent Tax Cuts and Jobs Act.  The Company anticipates that the application of the Tax Cuts and Jobs Act provisions will increase its 2018 free cash flow by approximately $30 million.  Additionally, the anticipated one-time tax leakage from the Pinnacle transaction will be reduced by approximately $20 million;

•                  Hollywood Casino Jamul-San Diego continues to drive quarterly sequential operating improvements.  The Jamul Tribe is currently in default on its loan obligations and given the lack of progress to resolve this issue, the Company recorded an impairment charge of $48.5 million on its loan to the Tribe.

Summary of Fourth Quarter Results

	Three Months Ended December 31,
(in millions, except per share data)	2017 Actual	2017 Guidance (2)	2016 Actual
Net revenues	$769.0	$756.6	$742.9
Net income	$(308.7)	$16.2	$5.0
Adjusted EBITDA (1)	$183.3	$206.1	$195.9
Less: Master Lease payments	114.5	114.4	110.4
Adjusted EBITDA after Master Lease payments (1)	$68.8	$91.7	$85.5

Diluted earnings per common share	$(3.40)	$0.17	$0.05

(1)         Adjusted EBITDA is income (loss) from operations, excluding the impact of stock compensation, debt extinguishment and financing charges, impairment charges, insurance recoveries and deductible charges, depreciation and amortization, changes in the estimated fair value of our contingent purchase price obligations, gain or loss on disposal of assets, and other income or expenses. Adjusted EBITDA is also inclusive of income or loss from unconsolidated affiliates, with our share of the non-operating items added back for our joint venture in Kansas Entertainment, LLC (“Kansas Entertainment” or “Kansas JV”).  Adjusted EBITDA excludes payments pursuant to the Company’s Master Lease (the “Master Lease”) with Gaming and Leisure Properties, Inc. (“GLPI”), as the transaction was accounted for as a financing obligation.  See below for reconciliation of the difference between guidance and actual for the current quarterly period, as well as the reconciliation of GAAP to Non-GAAP measures for additional information.

(2)      The guidance figures in the table above present the guidance Penn National provided on October 26, 2017 for the three months ended December 31, 2017.

Review of Fourth Quarter 2017 Results vs. Guidance

	Three Months
	Ended
	December 31, 2017
	Pre-tax	After-tax
	(in thousands) (unaudited)

Income, per guidance (1)	$22,840	$16,217

Adjusted EBITDA variances:
Operating segment variance	2,055	1,305
Las Vegas shooting impact at Tropicana and hurricane disruption	(3,129)	(1,997)
Increase to property level reserves and unfavorable Penn Interactive variance	(4,171)	(2,648)
Unfavorable medical claim experience	(1,862)	(1,183)
Cash-settled stock-based awards variance	(10,632)	(6,753)
Pinnacle acquisition costs	(5,139)	(3,264)
Other variance	96	61
Total adjusted EBITDA variances	(22,782)	(14,479)

Contingent purchase price liability variance	(9,686)	(6,153)
Depreciation expense variance	1,553	986
Impairment of Jamul note receivable	(48,465)	(30,785)
Other variance	7	4
Deferred tax asset writeoff due to change in Corporate tax rate to 21%	—	(256,983)
Other tax variance	—	(17,474)
Income, as reported	$(56,533)	$(308,667)

(1)         The guidance figure in the table above presents the guidance Penn National provided on October 26, 2017 for the three months ended December 31, 2017.

Financial Guidance for the 2018 First Quarter and Full Year

Reflecting the current operating and competitive environment, the table below sets forth first quarter and full year 2018 guidance targets for financial results based on the following assumptions:

•                  Excludes any impact related to the Pinnacle Entertainment transaction;

•                  A half year contribution from the Company’s management contract for Casino Rama;

•                  Does not anticipate any Adjusted EBITDA contribution from the Company’s agreements with Jamul Indian Village;

•                  Full year corporate overhead expenses of $82.1 million, with $20.3 million to be incurred in the first quarter;

•                  Depreciation and amortization charges of $236.8 million, with $61.2 million in the first quarter;

•                  Full year rent payments to GLPI of $461.3 million, with $115.7 million in the first quarter which continues to be fully tax deductible;

•                  Maintenance capital expenditures of $103.7 million, with $27.6 million in the first quarter;

•                  Cash interest on traditional debt of $56.2 million, with $21.7 million in the first quarter;

•                  Interest expense of $467.4 million, with $115.5 million in the first quarter, inclusive of interest expense related to the Master Lease financing obligation with GLPI;

•                  Interest expense includes $0.9 million related to the maximum escalation that is projected to be incurred at the conclusion of year five of the Master Lease on October 31, 2018;

•                  Cash paid for taxes of $41.1 million, with $11.8 million in the first quarter;

•                  Our share of non-operating items (such as depreciation and amortization expense) associated with our Kansas JV will total $5.4 million, with $1.5 million to be incurred in the first quarter;

•                  Estimated non-cash stock compensation expenses of $11.4 million, with $2.8 million to be incurred in the first quarter;

•                  LIBOR is based on the forward yield curve;

•                  A diluted share count of approximately 93.3 million shares for the full year; and,

•                  There will be no material changes in applicable legislation, regulatory environment, world events, weather, recent consumer trends, economic conditions, oil prices, competitive landscape (other than listed above) or other circumstances beyond our control that may adversely affect the Company’s results of operations.

	Three Months Ending March 31,		Full Year Ending December 31,
	2018 Guidance	2017 Actual (1)	2018 Guidance	2017 Actual (1)
	(in millions, except per share data)
Net revenues	$817.3	$776.2	$3,226.3	$3,148.0

Net income	$38.6	$5.1	$143.0	$502.9
Income tax provision	13.8	2.2	51.0	(498.5)
Other	—	25.1	—	26.2
Income from unconsolidated affiliates	(5.2)	(4.5)	(21.1)	(18.7)
Interest income	(0.3)	(2.6)	(1.0)	(3.6)
Interest expense	115.5	115.0	467.4	466.8
Income from operations	$162.4	$140.3	$639.3	$475.1
Loss (gain) on disposal of assets	0.1	—	0.3	0.2
Impairment losses	—	—	—	78.4
Insurance recoveries	—	—	—	(0.3)
Charge for stock compensation	2.8	2.2	11.4	7.7
Contingent purchase price	0.4	2.6	1.7	(6.8)
Depreciation and amortization	61.2	70.2	236.8	267.0
Income from unconsolidated affiliates	5.2	4.5	21.1	18.7
Non-operating items for Kansas JV	1.5	1.9	5.4	5.9
Adjusted EBITDA	$233.6	$221.7	$916.0	$845.9
Master Lease payments	(115.7)	(112.4)	(461.3)	(455.4)
Adjusted EBITDA, after Master Lease payments	$117.9	$109.3	$454.7	$390.5

Diluted earnings per common share	$0.41	$0.06	$1.53	$5.39

(1)         The guidance table above includes prior period actual performance for the comparative period.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Segment Information — Operations

(in thousands) (unaudited)

	NET REVENUES		INCOME FROM OPERATIONS		ADJUSTED EBITDA
	Three Months Ended December 31,		Three Months Ended December 31,		Three Months Ended December 31,
	2017	2016	2017	2016	2017	2016
Northeast (1)	$383,737	$378,046	$91,366	$91,156	$117,177	$114,905
South/West (2)	151,542	135,362	(28,340)	19,685	28,887	28,866
Midwest (3)	222,256	215,060	52,886	51,167	68,137	67,375
Other (4)	11,501	14,442	(59,744)	(48,160)	(30,890)	(15,242)
Total	$769,036	$742,910	$56,168	$113,848	$183,311	$195,904

	NET REVENUES		INCOME FROM OPERATIONS		ADJUSTED EBITDA
	Twelve Months Ended December 31,		Twelve Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016	2017	2016
Northeast (1)	$1,584,119	$1,568,514	$408,693	$397,524	$501,271	$489,070
South/West (2)	604,665	546,608	23,612	92,629	135,324	128,569
Midwest (3)	907,493	877,567	233,704	223,180	297,777	287,275
Other (4)	51,693	41,691	(190,902)	(170,317)	(88,426)	(61,085)
Total	$3,147,970	$3,034,380	$475,107	$543,016	$845,946	$843,829

(1)         The Northeast reportable segment consists of the following properties: Hollywood Casino at Charles Town Races, Hollywood Casino Bangor, Hollywood Casino at Penn National Race Course, Hollywood Casino Toledo, Hollywood Casino Columbus, Hollywood Gaming at Dayton Raceway, Hollywood Gaming at Mahoning Valley Race Course, and Plainridge Park Casino.  It also includes the Company’s Casino Rama management service contract.

(2)         The South/West reportable segment consists of the following properties: Zia Park Casino, Hollywood Casino Tunica, Hollywood Casino Gulf Coast, Boomtown Biloxi, the M Resort, Tropicana Las Vegas, and 1st Jackpot Casino Tunica (f/k/a Bally’s Casino Tunica) and Resorts Casino Tunica, which were acquired on May 1, 2017, as well as our management contract with Hollywood Casino Jamul-San Diego, which opened on October 10, 2016.  The South/West segment includes impairment charges of $48.5 million and $75.2 million for the three and twelve months ended December 31, 2017.  Our South/West segment results for the twelve months ended December 31, 2016 include a $3.5 million benefit from a litigation settlement gain at the Tropicana Las Vegas, which was partially offset by severance charges and gaming floor disruption.  The South/West segment year-to-date results for the prior year also include additional expenses of $1.6 million, which is primarily due to insurance accrual adjustments.

(3)         The Midwest reportable segment consists of the following properties: Hollywood Casino Aurora, Hollywood Casino Joliet, Argosy Casino Alton, Argosy Casino Riverside, Hollywood Casino Lawrenceburg, Hollywood Casino St. Louis, Prairie State Gaming, and includes the Company’s 50% investment in Kansas Entertainment, which owns the Hollywood Casino at Kansas Speedway.

(4)   The Other category consists of the Company’s standalone racing operations, namely Sanford-Orlando Kennel Club, and the Company’s joint venture interests in Sam Houston Race Park, Valley Race Park, and Freehold Raceway. If the Company is successful in obtaining gaming operations at these locations, they would be assigned to one of the Company’s regional executives and reported in their respective reportable segment.  The Other category also includes Penn Interactive Ventures, the Company’s interactive division which represents Penn National’s social gaming initiatives, including Rocket Speed, Inc. During the twelve months ended December 31, 2017, Penn Interactive Ventures settled the contingent purchase price obligation for Rocket Speed which resulted in a $22.2 million benefit.

The Other category also includes the Company’s corporate overhead costs, which were $33.6 million and $104.6 million for the three and twelve months ended December 31, 2017, respectively, as compared to corporate overhead costs of $18.6 million and $69.8 million for the three and twelve months ended December 31, 2016, respectively.  See table below for reconciliation of corporate overhead variances.

Corporate Overhead Year-Over-Year Variance Reconciliation

	Three Months Ended	Twelve Months Ended
	December 31, 2017 vs 2016
	(in millions)

Cash-settled, stock-based compensation	$9.2	$23.0
Development and acquisition costs	6.0	9.4
Bonus expense	0.6	3.5
Other	(0.8)	(1.1)
Year over year variance	$15.0	$34.8

Reconciliation of Comparable GAAP Financial Measures To

Adjusted EBITDA

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

(in thousands) (unaudited)

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2017	2017	2017	2017	2016
Net income	$(308,667)	$789,340	$17,079	$5,104	$5,032
Income tax provision (benefit)	252,134	(759,064)	6,225	2,198	2,242
Other (1)	628	236	173	25,183	(299)
Income from unconsolidated affiliates	(4,321)	(4,781)	(5,021)	(4,548)	(2,675)
Interest income	(367)	(304)	(235)	(2,646)	(4,147)
Interest expense	116,761	118,236	116,768	114,996	113,695
Income from operations	$56,168	$143,663	$134,989	$140,287	$113,848
Loss (gain) on disposal of assets	70	96	52	(45)	969
Charge for stock compensation	1,953	1,853	1,801	2,173	2,317
Contingent purchase price	9,953	(20,716)	1,362	2,560	2,388
Impairment charges (2)	48,465	24,317	5,635	—	—
Depreciation and amortization	61,374	66,483	68,969	70,236	71,109
Insurance recoveries	(289)	—	—	—	—
Income from unconsolidated affiliates	4,321	4,781	5,021	4,548	2,675
Non-operating items for Kansas JV	1,296	1,310	1,309	1,951	2,598
Adjusted EBITDA	$183,311	$221,787	$219,138	$221,710	$195,904
Master Lease payments	(114,532)	(114,489)	(113,968)	(112,450)	(110,420)
Adjusted EBITDA, after Master Lease payments	$68,779	$107,298	$105,170	$109,260	$85,484

(1)         March 31, 2017 figures include debt extinguishment and financing charges of $25.1 million.

(2)         Impairment charges of $48.5 million, $6.3 million and $5.6 million for the three months ended December 31, 2017, September 30, 2017 and June 30, 2017, respectively, were recorded against the Company’s loan to the Jamul Tribe.  Goodwill impairment charges of $18.0 were also recorded for the three months ended September 30, 2017.

	Twelve Months Ended
	December 31,
	2017	2016
Net income	$502,856	$109,310
Income tax provision	(498,507)	11,307
Other (1)	26,220	1,679
Income from unconsolidated affiliates	(18,671)	(14,337)
Interest income	(3,552)	(24,186)
Interest expense	466,761	459,243
Income from operations	$475,107	$543,016
Gain (loss) on disposal of assets	172	(2,471)
Charge for stock compensation	7,780	6,871
Contingent purchase price	(6,840)	1,277
Impairment charges	78,417	—
Depreciation and amortization	267,062	271,214
Insurance recoveries	(289)	(726)
Income from unconsolidated affiliates	18,671	14,337
Non-operating items for Kansas JV	5,866	10,311
Adjusted EBITDA	$845,946	$843,829
Master Lease payments	(455,439)	(442,287)
Adjusted EBITDA, after Master Lease payments	$390,507	$401,542

Reconciliation of Comparable GAAP Financial Measures To

Adjusted EBITDA By Segment

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

(in thousands) (unaudited)

Three Months Ended December 31, 2017

	Northeast	South/West	Midwest	Other	Total
Income (loss) from operations	$91,366	$(28,340)	$52,886	$(59,744)	$56,168
Charge for stock compensation	—	—	—	1,953	1,953
Impairment losses	—	48,465	—	—	48,465
Depreciation and amortization	15,896	8,828	9,098	27,552	61,374
Contingent purchase price	9,867	—	31	55	9,953
(Gain) loss on disposal of assets	48	(66)	84	4	70
Insurance recoveries	—	—	(289)	—	(289)
Income (loss) from unconsolidated affiliates	—	—	5,031	(710)	4,321
Non-operating items for Kansas JV (1)	—	—	1,296	—	1,296
Adjusted EBITDA	$117,177	$28,887	$68,137	$(30,890)	$183,311

Three Months Ended December 31, 2016

	Northeast	South/West	Midwest	Other	Total
Income (loss) from operations	$91,156	$19,685	$51,167	$(48,160)	$113,848
Charge for stock compensation	—	—	—	2,317	2,317
Depreciation and amortization	23,195	9,130	9,589	29,195	71,109
Contingent purchase price	98	—	6	2,284	2,388
Loss (gain) on disposal of assets	456	51	316	146	969
Income from unconsolidated affiliates	—	—	3,699	(1,024)	2,675
Non-operating items for Kansas JV (1)	—	—	2,598	—	2,598
Adjusted EBITDA	$114,905	$28,866	$67,375	$(15,242)	$195,904

Twelve Months Ended December 31, 2017

	Northeast	South/West	Midwest	Other	Total
Income (loss) from operations	$408,693	$23,612	$233,704	$(190,902)	$475,107
Charge for stock compensation	—	—	—	7,780	7,780
Impairment losses	—	75,212	—	3,205	78,417
Depreciation and amortization	80,105	36,622	37,837	112,498	267,062
Contingent purchase price	12,529	—	13	(19,382)	(6,840)
(Gain) loss on disposal of assets	(56)	(122)	168	182	172
Insurance recoveries	—	—	(289)	—	(289)
Income (loss) from unconsolidated affiliates	—	—	20,478	(1,807)	18,671
Non-operating items for Kansas JV	—	—	5,866	—	5,866
Adjusted EBITDA	$501,271	$135,324	$297,777	$(88,426)	$845,946

Twelve Months Ended December 31, 2016

	Northeast	South/West	Midwest	Other	Total
Income (loss) from operations	$397,524	$92,629	$223,180	$(170,317)	$543,016
Charge for stock compensation	—	—	—	6,871	6,871
Depreciation and amortization	92,373	35,831	38,210	104,800	271,214
Contigent purchase price	(1,277)	—	6	2,548	1,277
(Gain) loss on disposal of assets	450	109	334	(3,364)	(2,471)
Insurance recoveries	—	—	(726)	—	(726)
Income (loss) from unconsolidated affiliates	—	—	15,960	(1,623)	14,337
Non-operating items for Kansas JV	—	—	10,311	—	10,311
Adjusted EBITDA	$489,070	$128,569	$287,275	$(61,085)	$843,829

(1)         Adjusted EBITDA excludes our share of the impact of non-operating items (such as depreciation and amortization) from our joint venture in Kansas Entertainment.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per share data) (unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016

Revenues
Gaming	$658,758	$631,644	$2,692,021	$2,606,262
Food, beverage, hotel and other	148,009	145,642	601,731	575,434
Management service and licensing fees	2,845	2,781	11,654	11,348
Reimbursable management costs	6,236	7,177	26,060	15,997
Revenues	815,848	787,244	3,331,466	3,209,041
Less promotional allowances	(46,812)	(44,334)	(183,496)	(174,661)
Net revenues	769,036	742,910	3,147,970	3,034,380

Operating expenses
Gaming	336,933	323,793	1,364,989	1,334,980
Food, beverage, hotel and other	108,485	104,809	421,848	406,871
General and administrative	151,664	122,174	514,776	463,028
Depreciation and amortization	61,374	71,109	267,062	271,214
Reimbursable management costs	6,236	7,177	26,060	15,997
Impairment charges	48,465	—	78,417	—
Insurance recoveries	(289)	—	(289)	(726)
Total operating expenses	712,868	629,062	2,672,863	2,491,364
Income from operations	56,168	113,848	475,107	543,016

Other income (expenses)
Interest expense	(116,761)	(113,695)	(466,761)	(459,243)
Interest income	367	4,147	3,552	24,186
Income from unconsolidated affiliates	4,321	2,675	18,671	14,337
Loss on early extinguishment of debt	(573)	—	(23,963)	—
Other	(55)	299	(2,257)	(1,679)
Total other expenses	(112,701)	(106,574)	(470,758)	(422,399)

Income from operations before income taxes	(56,533)	7,274	4,349	120,617
Income tax provision	252,134	2,242	(498,507)	11,307
Net (loss) income	$(308,667)	$5,032	$502,856	$109,310

Earnings (loss) per common share:
Basic earnings per common share	$(3.40)	$0.06	$5.53	$1.21
Diluted earnings per common share	$(3.40)	$0.05	$5.39	$1.19

Weighted-average common shares outstanding:
Basic	90,827	85,943	90,854	82,929
Diluted	90,827	91,802	93,378	91,407

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Supplemental information

(in thousands) (unaudited)

	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016

Cash and cash equivalents	$277,953	$264,907	$224,399	$259,488	$229,510

Bank debt	$730,788	$798,608	$812,002	$896,439	$962,703
Notes	399,249	399,229	399,208	399,227	296,895
Other long term obligations (1)	120,200	120,855	127,488	127,437	155,936
Total Traditional debt	$1,250,237	$1,318,692	$1,338,698	$1,423,103	$1,415,534

Traditional net debt	$972,284	$1,053,785	$1,114,299	$1,163,615	$1,186,024

(1)         Other long-term obligations at December 31, 2017 include $105.4 million for the present value of the relocation fees due for both Hollywood Gaming at Dayton Raceway and Hollywood Gaming at Mahoning Valley Race Course, and $13.8 million related to our repayment obligation on a hotel and event center located near Hollywood Casino Lawrenceburg.

The Company’s definition of Adjusted EBITDA adds back our share of the impact of non-operating items (such as depreciation and amortization) at our joint ventures that have gaming operations. At this time, Kansas Entertainment, the operator of Hollywood Casino at Kansas Speedway, is Penn National’s only joint venture that meets this definition.  Kansas Entertainment does not currently have, nor has it ever had, any indebtedness. The table below presents cash flow distributions we have received from this investment for the three and twelve months ended December 31, 2017 and 2016.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Cash flow distributions	$4,750	$4,300	$25,950	$25,800

The table below summarizes certain cash expenditures incurred by the Company during the periods presented in this earnings release.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016

Master Lease rental payments	$114,532	$110,420	$455,439	$442,287
Cash income tax (refunds)/payments	(21,615)	307	(43,067)	(11,412)
Cash interest expense on traditional debt	7,356	16,432	54,785	60,889
Maintenance capital expenditures	27,597	27,074	74,228	78,505

Share Repurchase Program

During the 2017 fourth quarter, Penn National did not repurchase any shares of its common stock.  In the twelve month period ended December 31, 2017, the Company repurchased a total of 1,264,149 common shares for $24,770,470.  As a result, Penn National has the authority to repurchase an additional $75.2 million by February 2019.

Reconciliation of GAAP to Non-GAAP Measures

In addition to GAAP financial measures, adjusted EBITDA is used by management as an important measure of the Company’s operating performance. We define adjusted EBITDA as earnings before interest, taxes, stock compensation, debt extinguishment and financing charges, impairment charges, insurance recoveries and deductible charges, depreciation and amortization, changes in the estimated fair value of our contingent purchase price obligations, gain or loss on disposal of assets, and other income or expenses. Adjusted EBITDA is also inclusive of income or loss from unconsolidated affiliates, with our share of non-operating items (such as depreciation and amortization) added back for our joint venture in Kansas Entertainment. Adjusted EBITDA excludes payments associated with our Master Lease agreement with GLPI as the transaction was accounted for as a financing obligation. Adjusted EBITDA has economic substance because it is used by management as a performance measure to analyze the performance of our business, and is especially relevant in evaluating large, long lived casino projects because they provide a perspective on the current effects of operating decisions separated from the substantial non-operational depreciation charges and financing costs of such projects. We also present adjusted EBITDA because it is used by some investors and creditors as an indicator of the strength and performance of ongoing business operations, including our ability to service debt, fund capital expenditures, acquisitions and operations. These calculations are commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare operating performance and value companies within our industry. In addition, gaming companies have historically reported adjusted EBITDA as a supplement to financial measures in accordance with GAAP. In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including us, have historically excluded from their adjusted EBITDA calculations certain corporate expenses that do not relate to the management of specific casino properties. However, adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with GAAP. Adjusted EBITDA information is presented as a supplemental disclosure, as management believes that it is a widely used measure of performance in the gaming industry, is used in the valuation of gaming companies, and that it is considered by many to be a key indicator of the Company’s operating results. Management uses adjusted EBITDA as an important measure of the operating performance of its segments, including the evaluation of operating personnel. Adjusted EBITDA should not be construed as an alternative to operating income, as an indicator of the Company’s operating performance, as an alternative to cash flows from operating activities, as a measure of liquidity, or as any other measure of performance determined in accordance with GAAP.  The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in adjusted EBITDA. It should also be noted that other gaming companies that report adjusted EBITDA information may calculate adjusted EBITDA in a different manner than the Company and therefore, comparability may be limited.

Adjusted EBITDA after Master Lease payments is a measure we believe provides useful information to investors because it is an indicator of the performance of ongoing business operations after incorporating the cash flow impact of Master Lease payments to GLPI. Finally, adjusted EBITDA after Master Lease payments is the metric that our executive management team is measured against for incentive based compensation purposes.

A reconciliation of the Company’s net income (loss) per GAAP to adjusted EBITDA, as well as the Company’s income (loss) from operations per GAAP to adjusted EBITDA, is included above. Additionally, a reconciliation of each segment’s income (loss) from operations to adjusted EBITDA is also included above. On a segment level, income (loss) from operations per GAAP, rather than net income (loss) per GAAP is reconciled to adjusted EBITDA due to, among other things, the impracticability of allocating interest expense, interest income, income taxes and certain other items to the Company’s segments on a segment by segment basis. Management believes that this presentation is more meaningful to investors in evaluating the performance of the Company’s segments and is consistent with the reporting of other gaming companies.

Conference Call, Webcast and Replay Details

Penn National Gaming is hosting a conference call and simultaneous webcast at 9:00 am ET today, both of which are open to the general public.  The conference call number is 212/231-2912. Please call five minutes in advance to ensure that you are connected prior to the presentation.  Questions will be reserved for call-in analysts and investors.  Interested parties may also access the live call on the Internet at www.pngaming.com.  Please allow 15 minutes to register and download and install any necessary software.  A replay of the call can be accessed for thirty days on the Internet at www.pngaming.com.

This press release, which includes financial information to be discussed by management during the conference call and disclosure and reconciliation of non-GAAP financial measures, is available on the Company’s web site, www.pngaming.com, in the “Investors” section (select link for “Press Releases”).

About Penn National Gaming

Penn National Gaming owns, operates or has ownership interests in gaming and racing facilities and video gaming terminal operations with a focus on slot machine entertainment. At December 31, 2017, the Company operated twenty-nine facilities in seventeen jurisdictions, including California, Florida, Illinois, Indiana, Kansas, Maine, Massachusetts, Mississippi, Missouri, Nevada, New Jersey, New Mexico, Ohio, Pennsylvania, Texas, West Virginia, and Ontario, Canada. At December 31, 2017, in aggregate, Penn National Gaming operated approximately 36,200 gaming machines, 810 table games and 4,800 hotel rooms.  The Company also offers social online gaming through its Penn Interactive Ventures division.

Important Additional Information

In connection with the proposed Pinnacle transaction, Penn National intends to file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 that will contain a joint proxy statement of Penn National and Pinnacle Entertainment and a prospectus of Penn National (the “join proxy statement/prospectus”), as well as other relevant documents concerning the proposed Pinnacle transaction.  This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.  Shareholders of Penn National and stockholders of Pinnacle Entertainment are urged to read the registration statement and the joint proxy statement/prospectus regarding the proposed Pinnacle transaction when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, as they will contain important information.  Investors will be able to obtain a free copy of the registration statement and the joint proxy statement/prospectus (if and when it becomes available), as well as other filings containing information about Penn National and Pinnacle Entertainment, without charge, at the SEC’s website at www.sec.gov.  Copies of the documents filed with the SEC by Penn National can be obtained, without charge, by directing a request to Justin Sebastiano, Penn National Gaming, Inc., 825 Berkshire Boulevard, Suite 200, Wyomissing, Pennsylvania 19610, Tel. No. (610) 401-2029.  Copies of the documents filed with the SEC by Pinnacle Entertainment can be obtained, without charge, by directing a request to Vincent Zahn, Pinnacle Entertainment, Inc., 3980 Howard Hughes Parkway, Las Vegas, Nevada 89169, Tel. No. (702) 541-7777.

Participants in the Solicitation

Penn National, Pinnacle Entertainment, and certain of their respective directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed Pinnacle transaction.  Information regarding Penn National’s directors and executive officers is available in Penn National’s Annual Report on Form 10-K for the year ended December 31, 2016, which was filed with the SEC on February 24, 2017, and its proxy statement for its 2017 Annual Meeting, which was filed with the SEC on April 25, 2017.  Information regarding Pinnacle Entertainment’s directors and executive officers is available in Pinnacle Entertainment’s Annual Report on Form 10-K for the year ended December 31, 2016, which was filed with the SEC on February 28, 2017, and its proxy statement for its 2017 Annual Meeting, which was filed with the SEC on March 14, 2017.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials filed with the SEC.  Free copies of this document may be obtained as described in the preceding paragraph.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements can be identified by the use of forward looking terminology such as “expects,” “believes,” “estimates,” “projects,” “intends,” “plans,” “seeks,” “may,” “will,” “should” or “anticipates” or the negative or other variations of these or similar words, or by discussions of future events, strategies or risks and uncertainties.  Specifically, forward-looking statements may include, among others, statements concerning: our expectations of future results of operations and financial condition;  expectations for our properties or our development projects; the timing, cost and expected impact of planned capital expenditures on our results of operations; our expectations with regard to the impact of competition; our expectations with regard to acquisitions and development opportunities, as well as the integration of any companies we have acquired or may acquire; the outcome and financial impact of the litigation in which we are or will be periodically involved; the actions of regulatory, legislative, executive or judicial decisions at the federal, state or local level with regard to our business and the impact of any such actions; our ability to maintain regulatory approvals for our existing businesses and to receive regulatory approvals for our new businesses; our expectations relative to margin improvement initiatives; our expectations regarding economic and consumer conditions; and our expectations for the continued availability and cost of capital.  As a result, actual results may vary materially from expectations.  Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business, there can be no assurance that actual results will not differ materially from our expectations.  Meaningful factors that could cause actual results to differ from expectations include, but are not limited to, risks related to the following: the assumptions included in our financial guidance; the ability of our operating teams to drive revenue and margins; the impact of significant competition from other gaming and entertainment operations; our ability to obtain timely regulatory approvals required to own, develop and/or operate our facilities, or other delays, approvals or impediments to completing our planned acquisitions or projects, construction factors, including delays, and increased costs; the passage of state, federal or local legislation (including referenda) that would expand, restrict, further tax, prevent or negatively impact operations in or adjacent to the jurisdictions in which we do or seek to do business (such as a smoking ban at any of our facilities or the award of additional gaming licenses proximate to our facilities); the effects of local and national economic, credit, capital market, housing, and energy conditions on the economy in general and on the gaming and lodging industries in particular; the activities of our competitors and the rapid emergence of new competitors (traditional, internet, social, sweepstakes based and VGTs in bars and truck stops); increases in the effective rate of taxation for any of our operations or at the corporate level; our ability to identify attractive acquisition and development opportunities (especially in new business lines) and to agree to terms with, and maintain good relationships with partners/municipalities for such transactions; the costs and risks involved in the pursuit of such opportunities and our ability to complete the acquisition or development of, and achieve the expected returns from, such opportunities; our ability to maintain market share in established markets and to continue to ramp up operations at our recently opened facilities; our expectations for the continued availability and cost of capital; the impact of weather;  changes in accounting standards; the risk of failing to maintain the integrity of our information technology infrastructure and safeguard our business, employee and customer data; factors which may cause the Company to curtail or suspend the share repurchase program; with respect to Hollywood Casino Jamul-San Diego, particular risks associated with the repayment, default or subordination of our loans to the Jamul Indian Village Development Corporation (“JIV”), the subordination of our management and intellectual property license fees (including the prohibition on payment of those fees during any default under JIV’s credit facilities), sovereign immunity, local opposition (including several pending lawsuits), access, the impact of well-established regional competition on property performance and the impact of our ongoing relationship with the Jamul Tribe on the term of our management agreement; with respect to our Plainridge Park Casino in Massachusetts, the ultimate location and timing of the other gaming facilities in the state and the region; with respect to our social and other interactive gaming endeavors, risks related to the social gaming industry, employee retention, cyber-security, data privacy, intellectual property and legal and regulatory challenges, as well as our ability to successfully develop innovative new games that attract and retain a significant number of players in order to grow our revenues and earnings; with respect to Illinois Gaming Investors, LLC, d/b/a Prairie State Gaming, risks relating to recent acquisitions of additional assets and the integration of such acquisitions, potential changes in the VGT laws, our ability to successfully compete in the VGT market, our ability to retain existing customers and secure new customers, risks relating to municipal authorization of VGT operations and the implementation and the ultimate success of the products and services being offered; with respect to our proposed casino in York County Pennsylvania, risks related to ongoing litigation surrounding Pennsylvania’s gaming legislation and the ultimate location of other gaming facilities in the state; risks related to the acquisition of Pinnacle Entertainment by Penn National and the integration of the businesses and assets to be acquired; the possibility that the proposed transaction does not close when expected or at all because required regulatory, shareholder or other approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all; the risk that the financing required to fund the transaction is not obtained on the terms anticipated or at all; the possibility that the Boyd Gaming Corporation and/or GLPI deals do not close in a timely fashion or at all; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction; potential litigation challenging the transaction; the possibility that the anticipated benefits of the transaction are not realized when expected or at all, including as a result of the impact of, or issues arising from, the integration of the two companies; the possibility that the anticipated divestitures are not completed in the anticipated timeframe or at all; the possibility that additional divestitures may be required; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; diversion of management’s attention from ongoing business operations and opportunities; litigation relating to the transaction; risks associated with increased leverage from the transaction; and other factors as discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the United States Securities and Exchange Commission.  The Company does not intend to update publicly any forward-looking statements except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release may not occur.

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